Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors and Stockholders
FTD.COM INC.:

We consent to incorporation by reference in the registration statement on Form S-8 of  FTD.COM INC. of our report dated July 20, 2001, relating to the balance sheets of  FTD.COM INC. as of June 30, 2001 and 2000, and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K of FTD.COM INC.

/s/ KPMG LLP

Chicago, Illinois
August 3, 2001